NEWS RELEASE	701 Ninth Street NW Washington, DC 20068 pepcoholdings.com NYSE: POM
FOR IMMEDIATE RELEASE July 1, 2010	Media Contact: Bob Hainey 202-872-2680 rshainey@pepcoholdings.com Investor Contact: Donna Kinzel, 302-429-3004 donna.kinzel@pepcoholdings.com

Pepco Holdings Finalizes Sale of Conectiv Energy’s Generation Business

WASHINGTON - Pepco Holdings, Inc. (NYSE: POM) today announced that it has completed the sale of its Conectiv Energy power generation business to Calpine Corporation for $1.63 billion after adjustments.

“The sale re-positions PHI as fundamentally a regulated transmission and distribution company and provides a number of significant benefits including an improved business risk profile, reduced volatility of future earnings, significantly reduced exposure to the energy commodity markets, lower capital and collateral requirements, and a strengthened credit profile,” said Joseph M. Rigby, PHI Chairman, President and Chief Executive Officer.

PHI will use the proceeds from the Calpine sale and the liquidation of the remaining contracts and assets of the Conectiv Energy business segment, combined with the return of collateral posted under the contracts, net of estimated taxes, to reduce PHI debt.

Conectiv Energy is a competitive wholesale generation energy company headquartered in Newark, Del.  The 3,860 megawatt generation fleet sold to Calpine consists primarily of combined cycle power plants located in the eastern PJM region.  The sale also includes Conectiv Energy’s 565 megawatt gas fired combined cycle power plant located near Delta, Pa., that currently is under construction.

Calpine is the largest pure-play independent power producer in the country with nearly 29,000 megawatts of generation capacity in 21 states and Canada.  It also is regarded as an environmental leader in power generation because its 93 power plants use only clean-burning natural gas or renewable geothermal energy.

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About PHI: Pepco Holdings, Inc., headquartered in Washington, D.C., delivers electricity and natural gas to about 1.9 million customers in Delaware, the District of Columbia, Maryland, and New Jersey, through its subsidiaries Pepco, Delmarva Power and Atlantic City Electric. PHI also provides retail energy products and services through Pepco Energy Services.

Forward-Looking Statements: Except for historical statements and discussions, the statements in this news release constitute “forward-looking statements” within the meaning of federal securities law.  These statements contain management’s beliefs based on information currently available to management and on various assumptions concerning future events.  Forward-looking statements are not a guarantee of future performance or events.  They are subject to a number of uncertainties and other factors, many of which are outside the company’s control.  Factors that could cause actual results to differ materially from those in the forward-looking statements herein include general economic, business and capital and credit market conditions; availability and cost of capital; changes in laws, regulations or regulatory policies; weather conditions; competition; governmental actions; and other presently unknown or unforeseen factors.  These uncertainties and factors could cause actual results to differ materially from such statements.  PHI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  This information is presented solely to provide additional information to further understand the results and prospects of PHI.